UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE BOEING COMPANY
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

**** IMPORTANT REMINDER TO SHAREHOLDERS ****

**** EXERCISE YOUR RIGHT TO VOTE TODAY ****

April 22, 2013

Dear Boeing Shareholder:

By now, you should have received your proxy materials for The Boeing Company 2013 Annual Meeting of Shareholders, which is scheduled to be held on April 29, 2013. Our latest records indicate that you have not yet voted your shares on the important matters facing the Company.

Your vote is important. If you hold your shares in multiple accounts, please vote using the 12-digit control number on each proxy card or voting instruction form you receive to ensure that all your shares are represented at the annual meeting. The fastest and easiest way to vote is online at www.proxyvote.com or by telephone. Please note that the deadline to vote online or by telephone is 10:59 p.m., Central Daylight Time, on Sunday, April 28, 2013. Voting instructions for shares of Boeing stock held through participation in The Boeing Company Voluntary Investment Plan must be received by 10:59 p.m., Central Daylight Time, on April 24, 2013 in order to provide sufficient time for the Plan’s trustee to tabulate the vote of the Plan shares.

For additional information, please refer to the Company’s proxy statement filed with the Securities and Exchange Commission (SEC) on March 15, 2013.

The Board of Directors recommends that you vote:

•	FOR the election of each of the 11 director nominees named in the proxy statement (Item 1);

•	FOR the advisory vote to approve named executive officer compensation (Item 2); and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditor for 2013 (Item 3).

In addition, the Board of Directors recommends that you vote AGAINST each of the shareholder proposals (Items 4 through 7) for the reasons set forth below and in additional detail in the Company’s 2013 proxy statement.

•

Item 4 – Shareholder Proposal: Future Extraordinary Retirement Benefits. The Board recommends that you vote against this proposal because this proposal would undermine Boeing’s competitive position in the market for top executive talent. In addition, Boeing’s executive compensation decisions are already subject to annual shareholder advisory votes, as well as comprehensive oversight procedures, independent reviews, and disclosure controls.

•

Item 5 – Shareholder Proposal: Action by Written Consent. The Board recommends that you vote against this proposal because this proposal would deprive all shareholders of the right to be consulted on key matters impacting their investment in Boeing. In addition, Boeing’s current policies, including the right of shareholders to call special meetings, already ensure Board accountability.

•

Item 6 – Shareholder Proposal: Executives to Retain Significant Stock. The Board recommends that you vote against this proposal because Boeing already requires senior executives to own and maintain ownership of significant amounts of Boeing stock. In addition, the Company’s executive compensation program already emphasizes long-term equity ownership by executives, which the Board believes is the best way to create incentives for management to build sustained shareholder value.

•

Item 7 – Shareholder Proposal: Independent Board Chairman. The Board recommends that you vote against this proposal because the Board has an independent Lead Director with extensive and clearly delineated responsibilities, and our Board does not require that our Chief Executive Officer, or any other member of management, serve as Chairman of the Board. In addition, the Company announced enhancements to the responsibilities of the independent Lead Director, which are described in detail in additional material filed with the SEC on April 16, 2013.

Thank you for your investment in Boeing and for taking the time to vote your shares.

Sincerely,

Michael F. Lohr

Corporate Secretary

PLEASE ACT TODAY TO VOTE YOUR SHARES

If you have any questions or if you need assistance voting,

please call D.F. King & Co., Inc. toll free at 1-888-628-1041.